UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2006
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PIXELWORKS, INC. AND SUBSIDIARIES
Item 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
(a)	On February 8, 2006, the Compensation Committee of the Board of Directors of Pixelworks, Inc. (“the Company”) approved the Company’s 2006 Senior Management Bonus Plan (“the Bonus Plan”). The Bonus Plan establishes target bonus levels for each participant and will be paid based on the achievement of certain goals. A copy of the Bonus Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
(b)	On February 8, 2006, the Company’s Compensation Committee approved the 2006 salary and equity-based compensation for the Company’s “named executive officers”, as defined in Item 402 of Regulation S-K. The Company’s Compensation Committee did not approve any increase for 2006 in base salary or bonus for the Chief Executive Officer or the Chief Operating Officer. A copy of the 2006 salary and equity-based compensation approved by the Company’s Compensation Committee for each of the named executive officers is filed as Exhibit 10.2 to this report and is incorporated herein by reference.
(c)	On February 8, 2006, the Company’s Compensation Committee approved cash bonus awards earned during 2005 to be paid in 2006 for the 2005 named executive officers under the Company’s 2005 Senior Management Bonus Plan. The bonus awards were earned based upon the achievement of performance goals established in March 2005, which were reviewed and approved by the Company’s Compensation Committee. The amounts of the bonus awards represent 12.5% of the potential bonus which could have been achieved if management had reached the target revenue, profitability and operational goals in the 2005 plan. The amounts of the bonus awards to the named executive officers employed by the Company as of March 2005 are as follows: Allen Alley, $38,350; Hans Olsen, $32,500; Jeff Bouchard, $12,719; and Hongmin Zhang, $13,125. Mr. Tobias, the Company’s fifth named executive officer, was hired in May 2005 and under the terms of his offer letter, Mr. Tobias was guaranteed a bonus of $140,000 for 2005.
(d)	On February 8, 2006, the Company’s Board of Directors approved an increase in the quarterly retainer fee paid to Board members from $5,000 per quarter to $6,250 per quarter. This change is effective January 1, 2006.
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits.
10.1   Pixelworks, Inc. 2006 Senior Management Bonus Plan.
10.2   Pixelworks, Inc. 2006 Management Salary and Equity-Based Compensation Table.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIXELWORKS, INC. (Registrant)
Date: February 14. 2006	By	/s/ Allen H. Alley
Allen H. Alley President and Chief Executive Officer